UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 5, 2018
Date of Report (Date of Earliest Event Reported)

ITRON, INC.
(Exact Name of Registrant as Specified in its Charter)

Washington	000-22418	91-1011792
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2111 N. Molter Road, Liberty Lake, WA 99019
(Address of Principal Executive Offices, Zip Code)

(509) 924-9900
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 5, 2018 (the “Acquisition Closing Date”), Itron, Inc. (“Itron”) entered into a second amended and restated credit agreement (the “Credit Agreement”) providing for committed credit facilities (the “Credit Facilities”) in the amount of $1.150 billion. The Credit Agreement consists of a U.S. dollar term loan facility (the “Term Loan”) in the amount of $650 million and a multicurrency revolving credit facility (the “Revolver”) in the committed amount of $500 million. The Credit Agreement amended and restated in its entirety Itron’s amended and restated credit agreement dated June 23, 2015 (the “Prior Credit Agreement”).

The initial funding under the Credit Agreement occurred on January 5, 2018, at which time $650 million of the Term Loan was funded, and US $170 million and €55 million (borrowed by a Luxembourg subsidiary of Itron) was advanced under the Revolver. The proceeds of the Credit Facilities were used as part of the financing of the merger consideration for the previously announced acquisition of Silver Spring Networks, Inc. by Itron and to refinance the outstanding indebtedness under the Prior Credit Agreement. In accordance with the provisions of the Credit Agreement, $110 million of the advances under the Revolver was repaid on January 8, 2018. The Revolver will be used for working capital and general corporate purposes, as well as a facility for the issuance of letters of credit.

Itron is required to make quarterly principal payments on the Term Loan in the amount of $4.0625 million from June 2018 through March 2019, $8.1250 million from June 2019 through March 2020, $12.1875 million from June 2020 through March 2021, $16.2500 million from June 2021 through December 2022, and the remainder due at maturity on January 5, 2023. All outstanding principal under the Revolver is due at maturity on January 5, 2023. Principal amounts paid prior to the maturity date may be reborrowed prior to such date.

Interest on the Credit Facilities is based on, at the election of Itron, an index related to LIBOR, EURIBOR (for certain advances on the Revolver in foreign currencies) or the alternate base rate, in each case, plus the applicable margin. The applicable margin is determined by Itron’s total leverage ratio, as are described in Credit Agreement. As of the Acquisition Closing Date, the applicable margin was 2.00% for LIBOR and EURIBOR advances and 1.00% for alternate base rate advances.

The Credit Agreement requires certain of Itron’s domestic subsidiaries to guarantee the obligations of Itron under the Credit Facilities. As of the Acquisition Closing Date, the only Itron subsidiary that guaranteed the Credit Facilities was Itron Networked Solutions, Inc. (formerly Silver Spring Networks, Inc.), which is the entity acquired by Itron on the Acquisition Closing Date. Also on the Acquisition Closing Date, Itron Networked Solutions, Inc. guaranteed Itron’s obligations under Itron’s $300 million 5.00% senior notes due in 2026.

The above description of the Credit Facilities does not purport to be a complete statement of the rights and obligations under the Credit Agreement and is qualified in its entirety by reference to the terms of the Credit Agreement, a copy of which is attached hereto as Exhibit 4.1 and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description

4.1
Second Amended and Restated Credit Agreement dated January 5, 2018 among Itron, Inc. and a syndicate of banks led by Wells Fargo Bank, National Association, JPMorgan Chase Bank, N.A., J.P. Morgan Europe Limited, J.P. Morgan Securities PLC, BNP Paribas, and Silicon Valley Bank

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ITRON, INC.

	By:	/s/ Shannon M. Votava
Dated: January 11, 2018		Shannon M. Votava
Senior Vice President, General Counsel and Corporate Secretary